Exhibit 10.2

SEPARATION AGREEMENT
This Separation Agreement (“Agreement”) is between Patterson Companies, Inc., on behalf of itself, its affiliated and related entities, and any of their respective direct or indirect subsidiaries (collectively referred to herein as the “Company” or “Patterson”), and Scott P. Anderson (referred to herein as “Employee”) (Patterson and Employee are collectively referred to herein as “Parties”). This Agreement is effective fifteen (15) days from the date on which it is signed by all Parties hereto (“Effective Date”).
WHEREAS, Employee has been employed as Patterson’s Special Advisor pursuant to the terms of the Transition Agreement dated June 1, 2017 (the “Transition Agreement”);
WHEREAS, Employee’s employment with the Company shall end effective July 1, 2019;
WHEREAS, the Parties desire to settle fully and finally all matters between them and ensure that Employee’s departure from the Company is amicable and that all matters, actual and/or potential, between the Company and Employee are fully and finally resolved; and
WHEREAS, as a condition to the Company’s payment to Employee of the severance payments and benefits set forth in the Transition Agreement, Employee is required to sign and not revoke a waiver and release agreement in a form acceptable to the Company;
NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, it is hereby agreed by and between the Parties as follows:
I.EMPLOYMENT SEPARATION

A.	Retirement Date. Effective July 1, 2019, Employee’s position as an employee of the Company shall hereby end (the “Retirement Date”).

B.
Separation. Effective on the Retirement Date, Employee shall have no further rights deriving from Employee’s employment by the Company, and shall not be entitled to any further compensation or non-vested benefits, except as provided in this Agreement and/or in accordance with applicable law.

II.    CONSIDERATION
If Employee chooses to execute this Agreement, the Company will provide him with the following payments to which he would not be entitled absent his execution of this Agreement. Employee acknowledges and agrees that the consideration described in this Agreement shall be paid in the place of any amount to which he may have been entitled under any oral or written severance policy or plan at the Company.

A.	Salary. Employee shall be paid his current salary through the Retirement Date. Employee shall receive no salary after the Retirement Date.

B.	Bonus. Employee shall not be entitled to receive any incentive bonus payments under the Company’s Management Incentive Compensation Plan or any other plan of the Company.

C.
Health and Welfare Benefits. All health and welfare benefits applicable to Employee shall continue in effect until July 31, 2019. Beginning August 1, 2019, Employee shall be permitted to elect to continue health coverage then in effect under Patterson’s plan pursuant to COBRA, 26 U.S.C. § 9801 et seq.; provided, however, that the cost of any such coverage shall be at Employee’s expense.

D.
Restricted Stock Awards/Restricted Stock Units. Employee’s unvested Restricted Stock Awards (“RSAs”) and Restricted Stock Units (“RSUs”) under the Company’s Amended and Restated Equity Incentive Plan and the Company’s 2015 Omnibus Incentive Plan (collectively, the “Equity Incentive Plans”) shall continue to vest through the Retirement Date. Pursuant to the terms of the Employee’s Restricted Stock Award Agreements and Restricted Stock Unit Award Agreements, Employee agrees that any RSAs and RSUs that have not vested on or prior to the Retirement Date are forfeited and cancelled. For avoidance of doubt, Employee shall not receive any additional RSAs or RSUs.

E.
Capital Accumulation Plan. Employee may continue to participate in the Company’s Capital Accumulation Plan (“CAP”) according to its terms through the Retirement Date. Employee agrees that Section 5(g)(iii) of the CAP applies as of the Retirement Date.

F.
Performance Stock Units. Employee’s unvested Performance Stock Units (“PSUs”) under the Company’s Equity Incentive Plans shall continue to vest, subject to achievement of required performance metrics, through the Retirement Date. Pursuant to the terms of Employee’s Performance Stock Unit Award Agreements, Employee agrees that any PSUs that have not vested on or prior to the Retirement Date are forfeited and cancelled. For avoidance of doubt, Employee shall not receive any additional PSUs.

G.
Non-Qualified Stock Options. Employee’s unvested Non-Qualified Stock Options (“NQSOs”) under the Company’s Equity Incentive Plans shall continue to vest through the Retirement Date. For avoidance of doubt, all outstanding NQSOs held by Employee as of the Retirement Date will, to the extent exercisable as of such date, remain exercisable for a period of 90 days after such date (but in no event after the expiration date of any such NQSO). Pursuant to the terms of Employee’s Non-Qualified Stock Option Award Agreements, Employee agrees that any NQSOs that have not vested on or prior to the Retirement Date are forfeited and cancelled. For avoidance of doubt, Employee shall not receive any additional NQSOs.

H.
Company Car/Cellular Phone/Computer. On or prior to the Company’s 2017 Annual Meeting, Employee was provided the opportunity to purchase for his personal use the vehicle which the Company had been leasing for him. Within 21 days after the Retirement Date, the Company shall transfer to Employee the service agreement for the cellular phone currently assigned to Employee and paid for by the Company. Following the Retirement Date, Employee may retain the Company laptop computer assigned to him. Employee acknowledges and agrees that, as of the date of his execution of this Agreement, Employee has pursuant to Section III(H) of this Agreement returned any electronic materials or property of the Company existing or stored on the cellular phone and the laptop computer.

I.
Severance Payment. In exchange for the terms of this Agreement, Employee shall receive a severance payment in the amount of $1,100,000. This total severance amount shall be paid to Employee in equal installments pursuant to the Company’s regular payroll dates and procedures during the period between the effective date of this Agreement and June 30, 2020. Said payments will commence no later than 60 days after the Retirement Date provided that Employee has signed and not rescinded this Agreement.

J.
Acknowledgment. Employee acknowledges that the consideration provided in this Agreement is good and valuable consideration in exchange for the Agreement, and includes payments and benefits to which he is not otherwise entitled.

K.
Withholding. Patterson shall withhold from the compensation payable to Employee under this Section II all appropriate deductions necessary for Patterson to satisfy its withholding obligations under federal, state and local income and employment tax laws.

III.    EMPLOYEE AGREEMENTS
In exchange for the payments and benefits promised to Employee in this Agreement, Employee agrees as follows:

A.
Non-Encouragement Provision. Employee agrees that he will not instigate, cause, advise or encourage any other persons, groups of persons, corporations, partnerships or any other entity to file litigation against the Company.

B.
Litigation Hold. Employee agrees that during his employment with the Company he was provided with, and became subject to, one or more Company-issued litigation hold notices directing him to preserve specific categories of documents and electronically stored information (“ESI”) that may be potentially relevant to an existing or threatened legal action (“Potential Evidence”). Employee represents and warrants that he will make reasonable and good faith efforts to preserve all Potential Evidence in Employee’s possession, custody or control. This commitment to preserve Potential Evidence shall extend to any and all ESI (and its metadata) existing on: (1) any free-standing or networked computer or server in Employee’s personal possession, including any laptop, mobile phone, tablet, digital music device or digital camera and (2) any device that may store ESI, including internal and external hard or flash disk drives, as well as any optical or magnetic media. Employee further represents and warrants that he will make best efforts to cooperate with the Company in connection with any legal obligation that the Company may have in the future to obtain, review and produce any Potential Evidence in Employee’s possession, custody or control.

C.
Cooperation in Pending or Transitional Matters. Employee shall make himself available to the Company to answer questions, provide information and otherwise cooperate with the Company in any pending or transitional matters on which he may have worked or about which he may have personal knowledge. Employee agrees to cooperate fully with the Company, including its attorneys, managers and accountants, in connection with any transitional matters, potential or actual litigation, or other real or potential disputes, which directly or indirectly involve the Company.

D.
Non-competition and Notification. Through June 30, 2020, Employee agrees not to directly or indirectly engage in, be interested in, or be employed by, anywhere in the United States, Canada or the United Kingdom, any direct competitor of the Company (including, without limitation, Henry Schein, Inc., Benco Dental Supply Company, Burkhart Dental Supply Co., and Amazon.com, Inc.) or any other business which offers, markets or sells any service or product that competes directly with any services or products of the Company. By way of example, but not by way of limitation, “any service or product that competes directly with any services or products of the Company” includes dental services, dental products, animal health services and animal health products. For purposes of this provision, Employee shall be deemed to be interested in a business if he is engaged or interested in that business as a stockholder, director, officer, employee, salesperson, sales representative, agent, partner, individual proprietor, consultant, or otherwise, but not if such interest is limited solely to the ownership of 2% or less of the equity or debt securities of any class of a corporation whose shares are listed for trading on a national securities exchange or traded in the over-the-counter market.

In the event that Employee obtains new employment on or prior to June 30, 2020, Employee shall: (i) disclose this Agreement to his new employer prior to beginning the employment; and (ii) notify the Company of the identity of his new employer within seven (7) days after accepting any offer of employment by sending a written notification to the Company.
Employee agrees that the foregoing restrictions are in consideration of the payments received by Employee in accordance with this Agreement and that the restrictions are reasonable and necessary for the purpose of protecting Patterson’s legitimate business interests. Employee agrees that the scope of the business of the Company is independent of the location (such that it is not practical to limit the restrictions contained herein to a specific state, city or part thereof) and therefore acknowledges and agrees that the geographic scope of this restriction throughout the United States, Canada and the United Kingdom is reasonable and necessary.
Employee further agrees that the remedy of damages at law for breach by Employee of any of the covenants and obligations contained in this Agreement is an inadequate remedy. In recognition of the irreparable harm that a violation by Employee of the covenants and obligations in this Agreement would cause Patterson, or any company with which Patterson has a business relationship, Employee agrees that if he breaches or proposes to breach, any provision of this Agreement, Patterson shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach or proposed breach without showing or proving any actual damage to Patterson, it being understood by Employee and Patterson that both damages and equitable relief shall be proper modes of relief and are not to be considered alternative remedies.

E.
No Solicitation of Employees. Through June 30, 2020, Employee shall not directly or indirectly, whether individually or as an owner, agent, representative, consultant or employee, participate or assist any individual or business entity to solicit, employ or conspire with others to employ any of the Company’s employees. The term “employ” for purposes of this section means to enter into an arrangement for services as a full-time or part-time employee, independent contractor, agent or otherwise.

F.
Board Membership. Employee agrees that through June 30, 2020, Employee will not become a member of or otherwise join any organization’s governing board without prior written consent of the Company’s Board of Directors.

G.
Confidential Information. Employee acknowledges that in the course of his employment with the Company, he has had access to Confidential Information. “Confidential Information” includes but is not limited to information not generally known to the public, in spoken, printed, electronic or any other form or medium relating directly or indirectly to: business processes, practices, policies, plans, documents, operations, services and strategies; contracts, transactions, and potential transactions; negotiations and pending negotiations; proprietary information, trade secrets and intellectual property; supplier and vendor agreements, strategies, plans and information; financial information and results, accounting information and records; legal strategies and information; marketing plans and strategies; pricing strategies; personnel information and staffing and succession planning practices and strategies; internal controls and security policies, strategies and procedures; and/or other confidential business information that he has learned, received or used at any time during his employment with Patterson whether or not such information has been previously identified as confidential or proprietary.

The Confidential Information may be contained in written materials, such as documents, files, reports, manuals, drawings, diagrams, blueprints and correspondence, as well as computer hardware and software, and electronic or other form or media. It may also consist of unwritten knowledge, including ideas, research, processes, plans, practices and know-how.
Confidential Information does not include information that is in the public domain or information generally known in the trade, other than as a result of a disclosure by or through Employee in violation of this Agreement or by another person in breach of a confidentiality obligation. Further, information that Employee acquired completely independently of his employment with Patterson is not considered to be Confidential Information.
Employee agrees that he shall not, at any time, disclose or otherwise make available Confidential Information to any person, company or other party. Further, Employee shall not use or disclose any Confidential Information at any time without Patterson’s prior written consent. This Agreement shall not limit any obligations Employee has under any confidentiality agreement or applicable law.

H.
Company Property and Return of Property. Subject to Employee’s rights to retain the devices under Section II(H) of this Agreement, Employee acknowledges that as of the Retirement Date he will return his Patterson-issued cellular phone and his Patterson-issued computer to the Company for creating an image of the information contained on those devices and processing to ensure the return of any electronic materials or property of the Company existing or stored on those devices. Within 21 days after the Retirement Date, he will return all originals and copies of any documents, materials or property of Patterson, whether generated by him or any other person on his behalf or on behalf of Patterson or its vendors. All documents, files, records, reports, policies, training materials, communications materials, lists and information, e-mail messages, products, keys and access cards, cellular phones, computers, other materials, equipment, physical and electronic property, whether or not pertaining to Confidential Information, which were furnished to Employee by the Company, purchased or leased at the expense of the Company, or produced by the Company or Employee in connection with Employee’s employment will be and remain the sole property of the Company, except as otherwise provided herein. All copies of property, whether in tangible or intangible form, are also the property of the Company. Employee agrees that he will not retain any paper or electronic copies of these documents and materials.

Employee agrees that Patterson may open all mail (including but not limited to regular mail, electronic mail and voicemail) delivered to the Company and addressed to him.

I.
General Waiver and Release by Employee. As a material inducement to the Company to enter into this Agreement, and in consideration of the Company’s promise to make the payments set forth in this Agreement, Employee hereby knowingly and voluntarily releases Patterson, its affiliated and related entities, and any of their respective direct or indirect subsidiaries, and its and their respective officers, employees, agents, insurers, representatives, counsel, shareholders, directors, successors and assigns (“Releasees”) from all liability for damages or claims of any kind arising out of any actions, decisions, or events occurring through the date of Employee’s execution of this Agreement.

Employee understands that he is giving up any and all claims, complaints, causes of action or demands of any kind that he has or may have for claims arising under or based on Title VII of the Civil Rights Act, the Equal Pay Act, Employee Order 11246, the Americans with Disabilities Act, The Genetic Information Nondiscrimination Act of 2008, the Employee Retirement Income Security Act (“ERISA”) with respect to unvested benefits, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act, the Uniform Services Employment and Reemployment Rights Act, the Minnesota Human Rights Act, any other state or local antidiscrimination, civil rights and human rights statutes, or any other federal, state or local law which claims can be properly released through this Agreement. Employee further understands that this release extends to but is not limited to all claims that he has or may have for wrongful discharge, breach of contract, promissory estoppel or breach of an express or implied promise, misrepresentation or fraud, retaliation, infliction of emotional distress, defamation, or otherwise based on any theory arising from or related to his employment or separation of his employment with Patterson, or any other fact or matter occurring prior to his execution of this Agreement. Employee recognizes and understands that this Agreement does not seek to release claims that may not by law or otherwise be released, including but not limited to claims under the Fair Labor Standards Act, workers compensation or unemployment statutes, False Claims Act claims (Qui Tam), and claims for vested rights under ERISA.

J.
Class Action Waiver. Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including the breach, termination or validity thereof, shall be finally resolved by arbitration. The tribunal shall have the power to rule on any challenge to its own jurisdiction or to the validity or enforceability of any portion of the agreement to arbitrate. The Parties agree to arbitrate solely on an individual basis, and that this agreement to arbitrate does not permit class arbitration or any claims brought as a plaintiff or class member in any class or representative arbitration proceeding. The arbitral tribunal may not consolidate more than one person’s claims, and may not otherwise preside over any form of a representative or class proceeding. In the event the prohibition on class arbitration is deemed invalid or unenforceable, then the remaining portions of the arbitration agreement will remain in force.

K.
No Waiver of Rights. Employee understands this release does not apply to any claims or rights that the law does not allow to be waived, any claims or rights that may arise after the date that he signs this release, or any claims for breach of this Agreement. Moreover, nothing in this release including but not limited to the release of claims, the promise not to sue, the confidentiality obligations, and the return of property provision generally prevents Employee, without providing prior notice to the Company, from filing a charge or complaint with or from participating in an investigation or proceeding conducted by or contacting or communicating with the EEOC, NLRB, SEC, FINRA, or any other federal, state or local agency charged with the enforcement of any laws, although by signing this release Employee is waiving his right to individual relief based on claims asserted in such a charge or complaint or receipt of any award for providing information to such governmental agency, except where such a waiver is prohibited under SEC rules or other applicable law.

L.
Reasonable and Necessary. Employee acknowledges that he was a key employee of the Company and that Employee participated in and contributed to key phases of the Company’s operations. Employee agrees that the covenants provided for in this Section III are reasonable and necessary to protect the Company and its confidential information, goodwill and other legitimate business interests and, without such protection, the Company’s customer and client relationships and competitive advantage would be materially adversely affected. Employee agrees that the provisions of this Section III are an essential inducement to the Company to enter into this Agreement and they are in addition to, rather than in lieu of, any similar or related covenants to which Employee is a party or by which he is bound. Employee further acknowledges that the restrictions contained in this Section III shall not impose an undue hardship on him since he has general business skills which may be used in industries other than that in which the Company conducts its business and shall not deprive Employee of his livelihood. In exchange for Employee agreeing to be bound by these reasonable and necessary covenants, the Company is providing Employee with the benefits as set forth in this Agreement, including without limitation the compensation set forth in Section II. Employee acknowledges and agrees that these benefits constitute full and adequate consideration for his obligations hereunder and will be provided only if he signs and does not rescind this Agreement. In the event Employee breaches the terms of this Section III, the severance and other payments made to Employee hereunder are subject to cessation and repayment as set forth in Section V(A) of this Agreement.

IV.    ACCEPTANCE AND RESCISSION PERIOD
By executing the Agreement below, Employee confirms and acknowledges that he has reviewed the information about the offer described above and given to him as part of this Agreement. Employee further acknowledges that he has been granted twenty-one (21) days from the date he received this Agreement within which to consider this Agreement. Employee further acknowledges that by virtue of being presented with this Agreement, he is hereby advised in writing to consult with legal counsel prior to executing this Agreement. Employee acknowledges that if he executes this Agreement prior to the expiration of twenty-one (21) days, or chooses to forgo the advice of legal counsel, he has done so freely and knowingly, and he waives any and all future claims that such action or actions would affect the validity of this Agreement. Employee acknowledges that any changes made to this Agreement after its first presentation to him, whether material or immaterial, do not re-start the tolling of this twenty-one (21) day period.
Employee may cancel this Agreement at any time on or before the fifteenth (15th) day following the date on which he signs the Agreement to assert alleged claims under the Minnesota Human Rights Act. Employee also may cancel this Agreement at any time on or before the seventh (7th) day following the date on which he signs the Agreement to assert alleged claims under the Age Discrimination of Employment Act. To be effective, the decision to cancel must be in writing and delivered to the Company, personally or by certified mail, to the attention of the General Counsel, Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, MN 55120 on or before the applicable fifteenth (15th) or seventh (7th) day after he signs the Agreement. If the release provisions of Section III are held invalid for any reason whatsoever, Employee agrees to return any consideration received under the terms of the Agreement to which he is not otherwise entitled absent this Agreement and that the Company is released from any obligations under the Agreement. By accepting the payments described in Section II of this Agreement, Employee acknowledges that the revocation periods have expired and that he did not revoke this Agreement.
V.    GENERAL PROVISIONS

A.
Effect of Breach. In the event that Employee breaches any provision of this Agreement, Patterson will have no further obligations under this Agreement and Employee agrees that all payments yet to be paid under this Agreement shall immediately cease and be forfeited and Employee will immediately repay all moneys paid to him under this Agreement to which he is not otherwise entitled absent this Agreement, together with the attorneys’ fees and costs incurred to collect the money and to seek injunctive relief.

B.
Knowing and Voluntary Execution. Employee acknowledges that this Agreement confirms the resignation of Employee’s employment with Patterson and that this Agreement is entered into knowingly and voluntarily with full recognition and acceptance of the consequences of such act. Employee agrees that the payments listed above exceed that to which he would otherwise have been entitled, and that the extra payment is in exchange for signing this Agreement. Employee further acknowledges that he has had an opportunity to consult with the attorneys of his choice to explain the terms of this Agreement and the consequences of signing it.

C.
No Admission. This Agreement is not an admission by Patterson that it has acted wrongfully and Patterson disclaims any liability to Employee or any other person on the part of itself, its affiliated and related entities, and any of their respective direct or indirect subsidiaries, and its and their respective officers, employees, agents, insurers, representatives, counsel, shareholders, directors, successors and assigns.

D.
Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota. If any part of this Agreement is construed to be in violation of the law, such part will be modified to achieve the objective of the Parties to the fullest extent permitted and the balance of this Agreement shall remain in full force and effect.

E.
Entire Agreement. Employee and the Company each represent and warrant that no promise or inducement has been offered or made except as set forth and that the consideration stated is the sole consideration for this Agreement. This Agreement is a complete agreement and states fully all agreements, understandings, promises, and commitments between Employee and the Company as to the resignation of Employee’s employment. If any portion of this Agreement is held to be void and unenforceable by a court of competent jurisdiction, the waiver and release set forth in Section III of this Agreement shall nevertheless be binding upon the Parties and remain in full force and effect.

F.	No Oral Amendments. This Agreement may not be changed except by an instrument in writing signed by the Parties.

G.
Counterparts. The Parties agree that this Agreement may be executed in counterparts and each executed counterpart shall be as effective as a signed original. Photographic or faxed copies of such signed counterparts may be used in lieu of the originals for any purpose.

H.
Successors and Assigns. The Parties agree that this Agreement shall be binding upon and inure to the benefit of all Parties and their respective representatives, predecessors, heirs, successors and assigns.

I.
Defense to Future Claims. Employee agrees that in the event that any claim, suit or action shall be commenced by him against the Company arising out of any charge, claim or cause of action of any nature whatsoever, known or unknown, including, but not limited to, claims, suits or actions relating to his employment with Patterson or any prior agreement with Patterson, through this date, this Agreement shall constitute a complete defense to any such claims, suits or actions so instituted.

J.
Section 409A. Notwithstanding any other provision of this Agreement to the contrary, the Parties agree that the payments hereunder shall be exempt from, or satisfy the applicable requirements, if any, of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) in a manner that will preclude the imposition of penalties described in Code Section 409A. Payments made pursuant to this Agreement are intended to satisfy the short-term deferral rule or separation pay exception within the meaning of Code Section 409A.

Employee’s termination of employment shall mean a “separation from service” within the meaning of Code Section 409A. Notwithstanding anything herein to the contrary, this Agreement shall, to the maximum extent possible, be administered, interpreted and construed in a manner consistent with Code Section 409A; provided, that in no event shall the Company have any obligation to indemnify the Employee from the effect of any taxes under Code Section 409A.

K.
Acknowledgement. Employee affirms that he has read this Agreement and been advised that he has twenty-one (21) days from the date he received it to sign this Agreement, and that he has been advised in writing to consult with an attorney prior to signing this Agreement. Employee affirms that the provisions of this Agreement are understandable to him and he has entered into this Agreement freely and voluntarily.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their signatures below.

Dated: July 1, 2019	/s/ Scott P. Anderson Scott P. Anderson

PATTERSON COMPANIES, INC.

Dated: July 19, 2019	By: /s/ Mark S. Walchirk
Mark S. Walchirk
     Chief Executive Officer